Exhibit 32.2 Section 1350 Certification of the Principal Financial Officer
Exhibit 32.2
Section 1350 Certification of the Principal Financial Officer.
The undersigned, the Chief Financial Officer of Kensington Bankshares, Inc., (the “Company”), certifies that, to his knowledge on the date of this certification:
1.	The quarterly report of the Company for the period ended June 30, 2006 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ William R. Bender, Jr. William R. Bender, Jr.
Chief Financial Officer
August 14, 2006